Exhibit 99.1

Vimeo Raises $300 Million of Equity

NEW YORK—January 25, 2021—Vimeo, an IAC (NASDAQ: IAC) business and the world’s leading video software company, today announced it raised $300 million in primary equity from funds and accounts advised by T. Rowe Price Associates, Inc and Oberndorf Enterprises, LLC at a valuation in excess of $5 billion. This follows the November 2020 announcement of the company’s $150 million equity raise and IAC’s plan to spin-off Vimeo into an independent, separately-traded public company.

The new investment occurred in two tranches, consisting of $200 million at a $5.2 billion pre-money valuation and $100 million at a $5.7 billion pre-money valuation. The capital will provide Vimeo with additional cash to accelerate its investments in growth, innovation and talent. Subject to necessary stockholder approvals and the final approval of the IAC board of directors, IAC expects to complete the spin-off of Vimeo to IAC shareholders early in the second quarter of 2021.

Demand for Vimeo’s cloud-based software—which offers businesses a turnkey solution for essential video needs—continues to see record growth among corporate and business customers such as Amazon, Starbucks, Deloitte, Zendesk, Rite Aid and Siemens. In December, Vimeo saw its highest month of year-over-year revenue growth—57 percent—for all of 2020.

“As the world embraces video like never before, Vimeo is in an incredibly strong position to help more businesses take advantage of this powerful medium,” said Anjali Sud, CEO, Vimeo. “We have built an industry-leading solution that the market needs, and we intend to move swiftly to bring our professional-quality tools to millions more users.”

“Vimeo is the quintessential IAC success story,” said Joey Levin, CEO, IAC. “With patience, discipline, and ambition, Vimeo has transformed from a tiny seed to a large global enterprise making its mark on the world, and Anjali Sud is an exceptional leader.”

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About Vimeo

Vimeo is the world's leading all-in-one video software solution. Our platform enables any professional, team, and organization to unlock the power of video to create, collaborate and communicate. We proudly serve our growing community of over 200 million users — from creatives to entrepreneurs to the world's largest companies. Learn more at www.vimeo.com.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 10 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially-disciplined opportunism will never change.  IAC today operates Vimeo, Dotdash and Care.com, among many others, and has majority ownership of ANGI Homeservices, which includes HomeAdvisor, Angie's List and Handy.  The Company is headquartered in New York City and has business operations and satellite offices worldwide.

Contact Us

IAC Investor Relations
Mark Schneider
(212) 314-7400

IAC Corporate Communications
Valerie Combs
(212) 314-7361

Vimeo Communications
Matt Anchin
(646) 620-9315

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to IAC/InterActiveCorp's ("IAC") and Vimeo, Inc.'s ("Vimeo") anticipated financial performance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that IAC and Vimeo intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as "believe," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions, and are based on assumptions and assessments made by IAC's and Vimeo's management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. IAC and Vimeo undertake no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance. Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties, including: risks and uncertainties discussed in reports that IAC has filed with the SEC; the risks inherent in separating Vimeo from IAC, including uncertainties related to, among other things, the costs and expected benefits of the proposed transaction, the expected timing of the transaction or whether it will be completed, whether the conditions to the transaction can be satisfied or any event, change or other circumstance occurs that could give rise to the abandonment of the proposed spin-off (including the failure to receive any required approvals from the stockholders of IAC), any litigation arising out of or relating to the proposed transaction, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of IAC and Vimeo; and other circumstances beyond IAC's and Vimeo's control. You should not place undue reliance on these forward-looking statements. For more details on factors that could affect these expectations, please see IAC's filings with the SEC, including a joint registration statement on Form S-4 filed by IAC and Vimeo Holdings, Inc. (“Holdings”) on December 23, 2020 that includes a preliminary proxy statement of IAC and a preliminary consent solicitation statement of Vimeo.

No Offer or Solicitation / Additional Information and Where To Find It

This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This communication is being made in respect of a proposed separation of Vimeo from the remaining businesses of IAC through the spin-off (the "Spin-off") of Holdings, a new Vimeo holding company, and a merger of Vimeo with a subsidiary of Holdings (the "Merger"). In connection with the Spin-off and the Merger, IAC and Holdings intend to file relevant materials with the Securities and Exchange Commission (the "SEC"), and have filed a joint registration statement on Form S-4 that includes a preliminary proxy statement of IAC and a preliminary consent solicitation statement of Vimeo. The information in the preliminary proxy statement/consent solicitation statement/prospectus is not complete and may be changed. IAC will deliver the definitive proxy statement and Vimeo will deliver the definitive consent solicitation statement to their respective stockholders as required by applicable law. This communication is not a substitute for any proxy statement, consent solicitation statement or any other document that may be filed with the SEC in connection with the Spin-off or the Merger.

INVESTORS AND SECURITY HOLDERS OF IAC AND VIMEO ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SPIN-OFF AND MERGER.

Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC's website, www.sec.gov. Copies of documents filed with the SEC by IAC (when they become available) may be obtained free of charge on IAC's website at www.iac.com.

Participants in the Solicitation

IAC, Vimeo, Holdings and IAC's directors and executive officers may be deemed to be participants in the solicitation of proxies from IAC's stockholders in favor of the proposed Spin-off and the solicitation of consents from Vimeo's stockholders in favor of the proposed Merger under the rules of the SEC. Information about IAC's directors and executive officers is available in the joint registration statement on Form S-4 which was filed with the SEC by IAC and Holdings on December 23, 2020. Additional information regarding participants in the solicitations and a description of their direct and indirect interests will be included in the proxy statement/consent solicitation statement/prospectus and the other relevant documents filed with the SEC when they become available.